                                                                  Exhibit 10.22

            EMPLOYMENT, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT
            --------------------------------------------------------


         THIS EMPLOYMENT, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT ("Agreement") dated for purposes of identification this 14th day of March, 1995, but effective as of the date upon which it is signed by the last of the parties hereto, by and between David R. Zook, an individual, ("Zook") with his principal place of residence in Oldham County, Kentucky, and National City Processing Company ("NPC"), a Kentucky corporation, with its principal place of business in Louisville, Kentucky.

                                  WITNESSETH:
                                  -----------

         WHEREAS, Zook presently serves as Executive Vice President of NPC and has served in either that capacity or other executive capacities with NPC and, as such, has been privy to proprietary information with regard to NPC including, its clients, potential clients, and certain processes and techniques which NPC has developed primarily with regard to the guarantee, authorization and collection of checks accepted by merchants at the point of sale, commonly known as Check Services as hereinafter defined, and the audit and processing of payments made by corporations to their suppliers for freight services rendered, commonly known as Freight Payable Services as hereinafter defined, which information NPC desires to protect and which Zook recognizes in his position as Executive Vice President that he is to maintain all such information and processes as confidential. And,

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein the parties do hereby agree as follows:

         1. NPC agrees to employ Zook as an employee at will in the position of Executive Vice President of NPC and to make available to him those benefits provided by NPC to employees with similar responsibilities, all as amended from time to time, upon the terms and conditions set forth herein.

         2. COMPENSATION. NPC agrees to Zook, in addition to his regular monthly compensation and benefits heretofore provided to him, the following covenants:

            A. As additional consideration for the mutual promises and agreements set forth herein, NPC agrees to pay Zook the sum of Fifty Thousand Dollars ($50,000.00) contemporaneous with the execution of this Agreement.

            B. NPC agrees to pay Zook the sum of Sixty Thousand Dollars ($60,000.00) on or before March 15, 1995.

            C. If Zook is actively employed by NPC on March 1,1996, then NPC shall pay to Zook the sum of Sixty Thousand Dollars ($60,000.00), to be paid on or before March 15, 1996.

         3. BONUS. In addition to the above compensation, NPC will pay a dollar amount to Zook as a bonus and additional compensation and in addition to all other amounts otherwise due, computed as follows:

              A. If Zook is actively employed by NPC on December 31, 1995, then NPC shall pay to Zook, on or before January 31, 1996, a bonus in an amount equal to the percentage relationship of actual Check Services Division income before tax (IBT as hereinafter defined) results as compared to 1995 budget as shown in the following schedule:

        Actual Results IBT      Dollar Amount
        as % of 1995 Budget         of IBT          Bonus Amount
        -------------------     -------------       ------------

                70%             ($1,505,000.00)      $70,000.00
                80%             ($1,390,000.00)      $80,000.00
                90%             ($1,274,000.00)      $90,000.00
               100%             ($1,158,000.00)     $100,000.00
               110%             ($1,042,000.00)     $110,000.00
               120%               ($926,000.00)     $120,000.00
               130%               ($811,000.00)     $130,000.00

              B. If Zook is actively employed by NPC on December 31, 1996, then NPC shall pay to Zook, on or before January 31, 1997, an incentive bonus computed on the pay structure described in Paragraph 3.(A) above, with payment ranging from Seventy Thousand Dollars ($70,000.00) to One Hundred and Thirty Thousand Dollars ($130,000.00) for results of 70% to 130% of budgeted IBT. For the purposes of the 1997 bonus, budgeted IBT for 1996 shall be that budget for Zook's 1996 managerial area of responsibility.

        4. NON-DISCLOSURE. Zook agrees that during and after the term of his employment, he will not disclose or use (except in the course of performing his duties of employment hereunder or pursuant to judicial process or direction) information that deals with the method of NPC's conducting the business herein defined as Check Services and as Freight Payable Services. Zook agrees that all such information shall remain confidential. Zook agrees that he will not disclose NPC's trade secrets, confidential business and technical information or its customers or clients. Such restrictions shall not prohibit or encompass any data or information which is common or general knowledge in the trade or is ascertainable by reference to facts or circumstances outside of NPC which are capable of being ascertained or determined by reference to events, persons or entities not unique or peculiar to NPC. Such confidential information as it refers to Check Services or Freight Payable Services shall include, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, listing of names, addresses or telephone numbers, including without limitation, confidential information relating to any of NPC's customers, NPC's contract information including terms, pricing and services as it applies to the business as defined in paragraph 10 hereof.

         5. NON-COMPETITION. Zook agrees that for a period ending on March 1, 1998, he will not engage in any business in the continental United States that is competitive with the business conducted by NPC and hereinafter defined as the providing of Check Services or Freight Payable Services. Zook also agrees that he will not solicit customers or otherwise promote or assist a business that competes with NPC's business. Zook further agrees that he will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee of NPC to terminate his/her employment, representation or other association with NPC.

         6. COMMENCEMENT OF PERIOD. The period during which Zook will not compete shall begin on the date of execution of this Agreement and end on March 1, 1998.

         7. PAYMENT OF COMPENSATION. If Zook is terminated by NPC prior to March 1, 1998, for reasons other than violation of this Agreement, then NPC shall pay to Zook an amount equal to Zook's base pay at the time of termination, payable in accordance with NPC's executive payroll practices, with said payments ending on March 1, 1998. Such payments shall be subject to required federal, state and local withholding taxes. Zook's agreement to refrain from entering into any business that is competitive with NPC's as it pertains to Check Services or Freight Payable Services is conditioned upon NPC making prompt payments under this provision. If any such compensation is not paid when due or within thirty
(30) days after written notice of nonpayment is given to NPC by Zook, Zook shall no longer be restricted from entering into competitive businesses. However, the breach by NPC of this Agreement which will relieve Zook from any restriction on his competing with NPC shall in no way release or relieve NPC from the payment of its financial obligations to Zook during the balance of the noncompete period, which expires on March 1, 1998. Zook shall also participate, at no cost to Zook, in any executive employee benefit plan including medical and dental coverage, retirement plan and other benefit plans made available to Zook during his period of employment or available to other executives during the non-compete period following termination of his employment, until March 1, 1998.

        8. PERIOD OF EMPLOYMENT. It is acknowledged by Zook that he is and remains an employee at will and that NPC will have the right at any time to terminate his employment should it desire to do so, but NPC shall nonetheless be obligated to pay Zook his base salary for the period set forth in paragraph 7.

         9. RIGHT TO RESIGN. Nothing herein shall restrict or inhibit Zook's right to resign his employment at any time, but such resignation by Zook shall not diminish, reduce or eliminate his covenant not to compete.

         10. DEFINITIONS. a) CHECK SERVICES is hereby defined to mean the guarantee, authorization and collection of checks accepted by merchants at the point of sale; (b) FREIGHT PAYABLE SERVICES is hereby defined to mean the audit and processing of payments being made for freight services rendered; (c) IBT is hereby defined as income before federal, state and local income tax for NPC's check services division, plus any legal costs incurred for litigation relating to NPC's acquisition of any of the business comprising its check services division and plus costs related to hiring a replacement manager in 1995; (d) Base pay shall be defined as the regular monthly or annual compensation paid to Zook by NPC for the month or year immediately preceding his termination.

        11. INJUNCTIVE RELIEF. Zook acknowledges and agrees that the remedy at law available to NPC for breach of any of Zook's obligations under this Agreement would be inadequate, and agrees and consents that in addition to any other rights or remedies that NPC may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in this Agreement without the necessity of proof of actual damage.

        12. COMPETITION. Zook's entering into competition with NPC shall include his or his spouse's being involved in any business that provides Check Services or Freight Payable Services, whether as an individual on his own account, indirectly as a partner, joint venturer, employee, agent, salesman, consultant, officer or director or as a stockholder in any corporation that his and his spouse's aggregate interest in the business is greater than ten (10%) percent of either its outstanding stock or as a partner or joint venturer having more than ten (10%) percent interest therein.

         13. NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or by certified United States mail, addressed as follows:

             As to Zook:
             -----------

             Mr. David R. Zook
             100 Sunnyside Court
             Pewee Valley, KY 40056


             As to NPC
             ---------

             National City Processing Company
             Attn:   Tony Holcombe
             1231 Durrett Lane
             Louisville, Kentucky 40285

         14. BINDING COVENANTS. All of the terms and conditions herein shall be binding upon and inure to the benefit of the respective parties hereto and NPC's transferees, successors and assigns.

         15. WAIVERS. One or more waivers of any breach of a covenant or condition by any party shall not be construed as a waiver of a further breach of the same covenant or condition.

         16. ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

         17. PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

         18. TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

         19. SEVERABILITY. All provisions, terms, conditions, paragraphs, agreements and covenants contained in this Agreement are severable and, in the event anyone of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such provision was not contained herein, and such determination shall not otherwise affect the capacity of any other provision.

         20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. Zook agrees that the State and Federal courts located in the Commonwealth of Kentucky shall have jurisdiction in any action, suit or proceeding against him based on or arising out of this Agreement and Zook hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Zook; and (ill) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

        21. INFORMED REVIEW. Zook represents that, prior to signing this Agreement, he has read, fully understands and voluntarily agrees to the terms of conditions as stated above, that he was not coerced to sign this Agreement, that he was not under duress at the time he signed this Agreement and that, prior to signing this Agreement, he had adequate time to consider entering into this Agreement, including without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of his choice.

        IN WITNESS WHEREOF, the signature of the parties the day and date opposite their signatures.


NATIONAL CITY PROCESSING
      COMPANY


By:    /s/ Z. Kolch                         /s/ David R. Zook
       ---------------------------          -----------------------------
                                            DAVID R. ZOOK

Title:   President
       ---------------------------          -----------------------------

Date:    3-17-95                       Date:  3-17-95
       ---------------------------          -----------------------------